EXHIBIT 10.3
Valens Offshore SPV II, Corp
c/o Valens Capital Management, LLC
335 Madison Avenue, 10th Floor
New York, New York 10017
September 30, 2008
Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075
Attention: President
Gentlemen:
Reference is hereby made to the 1,500,000 shares of the Company’s common stock, par value $.01 per share (“Common Stock”) issued by Digital Angel Corporation (the “Company”) to Valens Offshore SPV II, Corp. (“Valens Offshore II”) on or about the date hereof.
Without the prior written consent of the Company, Valens Offshore II hereby agrees not to sell, offer to sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of, pledge, hypothecate or otherwise transfer any of the shares of Common Stock for the period commencing on the date hereof and ending on the date which occurs six (6) months from the date the Common Stock is issued to Valens Offshore II (other than to donees and affiliates who agree to be similarly bound). Notwithstanding anything contained herein to the contrary, the foregoing restrictions shall not be applicable and shall have no further force or effect (a) following the occurrence and during the continuance of an Event of Default under and as defined in the Secured Term Note dated as of the date hereof from the Company in favor of Valens Offshore II in the original principal amount of $2,000,000 (as amended, modified and supplemented from time to time) or (b) in the event the Company shall effect a reorganization, consolidate with or merge into any other entity or transfer all or substantially all of its properties or assets.
In the event that Valens Offshore II or any assignee of Valens Offshore II attempts to sell any of the Common Stock after the date which is six (6) months from the date such Common Stock was issued to Valens Offshore II and is unable, for any reason, to do so pursuant to an exemption to registration under Rule 144, the Company shall, upon demand of Valens Offshore II or any assignee of the Common Stock, file a registration statement within ten (10) days of such demand covering such Common Stock and use its best efforts to have such registration statement become effective within sixty (60) days of its filing and enter into a registration rights agreement in favor of Valens Offshore II and any and all assignees of the Common Stock in substantially the form of the Registration Rights Agreement dated August 31, 2007 between VeriChip Corporation and Kallina Corporation.
This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.
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This letter agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

Very truly yours, VALENS OFFSHORE SPV II, CORP.
By:	Valens Capital Management, LLC, its investment manager

By:	/s/ Scott Bluestein
	Name:	Scott Bluestein
	Title:	Authorized Signatory

ACKNOWLEDGED AND AGREED TO:
DIGITAL ANGEL CORPORATION

By:	/s/ Joseph J. Grillo Name: Joseph J. Grillo
Title: Chief Executive Officer